Exhibit 2.1

SHARE EXCHANGE AGREEMENT

by and among

HENRY COUNTY PLYWOOD CORPORATION

ORGANIC REGION GROUP LTD.

THE ORGANIC REGION SUBSIDIARIES
(as defined herein)

and

THE ORGANIC REGION SHAREHOLDERS
(as defined herein)

Dated as of January 15, 2009

ARTICLE I EXCHANGE OF SHARES		1
1.1.	Share Exchange	1
1.2.	Closing	1
ARTICLE II REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS		2
2.1.	Good Title	2
2.2.	Pre-emptive Rights	2
2.3.	Organization	2
2.4.	Power and Authority	2
2.5.	No Conflicts	2
2.6.	Litigation	2
2.7.	No Finder’s Fee	2
2.8.	Purchase Entirely for Own Account	2
2.9.	Available Information	3
2.10.	Non-Registration	3
2.11.	Restricted Securities	3
2.12.	Accredited Investor	3
2.13.	Legends	3
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE ORGANIC REGION COMPANIES		4
3.1.	Organization, Standing and Power	4
3.2.	Organic Region Subsidiaries; Equity Interests	4
3.3.	Capital Structure	4
3.4.	Authority; Execution and Delivery; Enforceability	5
3.5.	No Conflicts; Consents	5
3.6.	Taxes	5
3.7.	Benefit Plans	6
3.8.	Litigation	6
3.9.	Compliance with Applicable Laws	6
3.10.	Brokers; Schedule of Fees and Expenses	6
3.11.	Contracts	7
3.12.	Title to Properties	7
3.13.	Intellectual Property	7
3.14.	Labor Matters	7
3.15.	Insurance	7
3.16.	Foreign Corrupt Practices	7
3.17.	Financial Statements; Liabilities	8
3.18.	Transactions with Affiliates and Employees	8
3.19.	Internal Accounting Controls	8
3.20.	Solvency	8
3.21.	Application of Takeover Protections	9
3.22.	Investment Company	9
3.23.	Absence of Certain Changes or Events	9
3.24.	Disclosure	10
3.25.	Information Supplied	10
3.26.	No Undisclosed Events, Liabilities, Developments or Circumstances	10
3.27.	No Additional Agreements	10
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF HCP		11
4.1.	Organization, Standing and Power	11

i

4.2.	Subsidiaries; Equity Interests	11
4.3.	Capital Structure	11
4.4.	Authority; Execution and Delivery; Enforceability	11
4.5.	No Conflicts; Consents	12
4.6.	SEC Documents; Undisclosed Liabilities	12
4.7.	Taxes	13
4.8.	Absence of Changes in Benefit Plans	13
4.9.	ERISA Compliance; Excess Parachute Payments	13
4.10.	Litigation	13
4.11.	Compliance with Applicable Laws	13
4.12.	Contracts	14
4.13.	Title to Properties	14
4.14.	Intellectual Property	14
4.15.	Labor Matters	14
4.16.	Foreign Corrupt Practices	14
4.17.	Market Makers	14
4.18.	Transactions With Affiliates and Employees	14
4.19.	Internal Accounting Controls	15
4.20.	Solvency	15
4.21.	Application of Takeover Protections	15
4.22.	Investment Company	15
4.23.	Absence of Certain Changes or Events	15
4.24.	Disclosure	16
4.25.	Information Supplied	16
4.26.	Certain Registration Matters	17
4.27.	Listing and Maintenance Requirements	17
4.28.	No Undisclosed Events, Liabilities, Developments or Circumstances	17
4.29.	No Additional Agreements	17
ARTICLE V CONDITIONS TO CLOSING		17
5.1.	HCP Conditions Precedent	17
5.2.	Organic Region and Shareholders Conditions Precedent	19
ARTICLE VI COVENANTS		21
6.1.	Preparation of the 14f-1 Notice; Blue Sky Laws	21
6.2.	Public Announcements	21
6.3.	Fees and Expenses	21
6.4.	Continued Efforts	21
6.5.	Exclusivity	21
6.6.	Filing of 8-K	21
6.7.	Furnishing of Information	21
6.8.	Access	22
6.9.	Preservation of Business	22
6.10.	Redemption Agreement and Convertible Notes	22
ARTICLE VII MISCELLANEOUS		22
7.1.	Notices	22
7.2.	Amendments; Waivers; No Additional Consideration	23
7.3.	Termination	23
7.4.	Replacement of Securities	23
7.5.	Remedies	24
7.6.	Interpretation	24

ii

7.7.	Severability	24
7.8.	Counterparts; Facsimile Execution	24
7.9.	Entire Agreement; Third Party Beneficiaries	24
7.10.	Governing Law	24
7.11.	Assignment	24

Annexes:

Annex A	Definitions
Annex B	Shares to Shareholders

Exhibits:

Exhibit A	Form of Piggyback Registration Rights Agreement
Exhibit B	Form of Redemption Agreement
Exhibit C	Form of Promissory Note

iii

SHARE EXCHANGE AGREEMENT

          This SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of January 15, 2009, is by and among Henry County Plywood Corporation, a Nevada corporation (“HCP”); Organic Region Group Limited, a British Virgin Islands company (“Organic Region”); Fuji Sunrise International Enterprises Limited, a British Virgin Islands company (“Fuji Sunrise”), Southern International Develop Limited, a British Virgin Islands company (“Southern International”), HK Organic Region Limited, a Hong Kong company (“HK Organic”), Zhuhai Organic Region Modern Agriculture Ltd., a PRC company (“Zhuhai Organic”) and Guangzhou Organic Region Agriculture Ltd., a PRC company (“Guangzhou Organic,” and together with Fuji Sunrise, Southern International, HK Organic and Zhuhai Organic, the “Organic Region Subsidiaries”); and the shareholder(s) of Organic Region listed on Annex B hereto (the “Shareholders”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.” Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex A hereto.

BACKGROUND

          A.          Organic Region has 1,000 ordinary shares (the “Organic Region Stock”) issued and outstanding, all of which are held by the Shareholders. Each Shareholder is the record and beneficial owner of the number of shares of Organic Region Stock set forth opposite such Shareholder’s name on Annex B hereto. Each Shareholder has agreed to transfer all of his, her or its (hereinafter “its”) shares of Organic Region Stock in exchange for a number of newly issued shares of the common stock, $.001 par value, of HCP (the “HCP Stock”) that will, in the aggregate, constitute ninety-eight percent (98%) of the issued and outstanding capital stock of HCP, on a fully diluted basis, as of and immediately after the Closing and after giving effect to the Redemption Agreement (as defined in Section 610). The number of shares of HCP Stock to be received by each Shareholder is listed opposite each such Shareholder’s name on Annex B. The aggregate number of shares of HCP Stock that is reflected on Annex B is referred to herein as the “Shares”.

          B.          The exchange of Organic Region Stock for HCP Stock is intended to constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

          C.          The Board of Directors of each of HCP and Organic Region has determined that it is desirable to effect the plan of reorganization and share exchange.

AGREEMENT

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
Exchange of Shares

          1.1.       Share Exchange. At the Closing, each Shareholder shall sell, transfer, convey, assign and deliver to HCP its Organic Region Stock, free and clear of all Liens, in exchange for the HCP Stock listed on Annex B opposite such Shareholder’s name.

          1.2.       Closing. The closing (the “Closing”) of the transactions contemplated hereby (the “Transactions”) shall take place at the offices of Pillsbury Winthrop Shaw Pittman LLP in San Francisco, CA commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions that the respective parties will take at Closing) or such other date and time as the Parties may mutually determine (the “Closing Date”).

ARTICLE II
Representations and Warranties of Shareholders

          Each of the Shareholders hereby severally (and not jointly) represents and warrants to HCP with respect to itself, as follows:

          2.1.       Good Title. The Shareholder is the record and beneficial owner, and has good title to its Organic Region Stock, with the right and authority to sell and deliver such Organic Region Stock. Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of HCP as the new owner of such Organic Region Stock in the share register of Organic Region, HCP will receive good title to such Organic Region Stock, free and clear of all Liens.

          2.2.       Pre-emptive Rights. The Shareholder has no pre-emptive rights or any other rights to acquire any Organic Region Stock that have not been waived or exercised.

          2.3.       Organization. The Shareholder is duly organized and validly existing in its jurisdiction of organization.

          2.4.       Power and Authority. The Shareholder has the legal power, capacity and authority to execute and deliver this Agreement and each Transaction Document to be delivered by it hereunder and to perform its obligations hereunder and thereunder, and to consummate the Transactions. All acts required to be taken by the Shareholder to enter into this Agreement, to deliver each Transaction Document to which it is a party and to carry out the Transactions have been properly taken. This Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against such Shareholder in accordance with the terms hereof.

          2.5.       No Conflicts. The execution and delivery of this Agreement by the Shareholder and the performance by such Shareholder of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or Governmental Entity under any Laws; (b) will not violate any Laws applicable to the Shareholder and (c) will not violate or breach any contractual obligation to which such Shareholder is a party.

          2.6.       Litigation. There is no pending proceeding against the Shareholder that involves the Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement and, to the knowledge of the Shareholder, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.

          2.7.       No Finder’s Fee. The Shareholder has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions.

          2.8.       Purchase Entirely for Own Account. The HCP Stock proposed to be acquired by the Shareholder hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and such Shareholder has no present intention of selling or otherwise distributing the HCP Stock, except in compliance with applicable securities laws.

          2.9.       Available Information. The Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in HCP and has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the HCP Stock.

          2.10.     Non-Registration. The Shareholder understands that the HCP Stock has not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder’s representations as expressed herein. The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the HCP Stock in accordance with HCP’s formation documents or the laws of its jurisdiction of incorporation.

          2.11.     Restricted Securities. The Shareholder understands that the Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by such Shareholder pursuant hereto, the Shares would be acquired in a transaction not involving a public offering. The Shareholder further acknowledges that if the Shares are issued to such Shareholder in accordance with the provisions of this Agreement, such Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. The Shareholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

          2.12.     Accredited Investor. The Shareholder is an “accredited Investor” within the meaning of Rule 501 under the Securities Act and such Shareholder was not organized for the specific purpose of acquiring the Shares.

          2.13.     Legends. The Shareholder hereby agrees with HCP that the HCP Stock will bear the following legend or one that is substantially similar to the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

          Additionally, the HCP Stock will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

ARTICLE III
Representations and Warranties of the Organic Region Companies

          Subject to the exceptions set forth in the Organic Region Disclosure Letter, Organic Region and the Organic Region Subsidiaries, together the “Organic Region Companies,” represent and warrant as follows to HCP.

          3.1.       Organization, Standing and Power. Each of the Organic Region Companies is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the Organic Region Companies, a material adverse effect on the ability of any of the Organic Region Companies to perform their obligations under this Agreement or on the ability of any of the Organic Region Companies to consummate the Transactions (an “Organic Region Material Adverse Effect”). Each of the Organic Region Companies is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have an Organic Region Material Adverse Effect. Organic Region has delivered to HCP true and complete copies of the Organic Region Constituent Instruments, and the comparable charter, organizational documents and other constituent instruments of each of its subsidiaries, in each case as amended through the date of this Agreement.

          3.2.       Organic Region Subsidiaries; Equity Interests.

                         (a)          Organic Region owns 100% of the outstanding equity and economic interests of Fuji Sunrise, Southern International, HK Organic, Zhuhai Organic and Guangzhou Organic. All of such outstanding equity interests have been validly issued and are fully paid and nonassessable and are as of the date of this Agreement owned as set forth above free and clear of all Liens.

                         (b)          Except for its interests in Fuji Sunrise, Southern International, HK Organic, Zhuhai Organic and Guangzhou Organic, Organic Region does not as of the date of this Agreement own, directly or indirectly, any capital stock or other securities of, or have any beneficial ownership interest in, or hold any equity or similar interest, or have any investment in any corporation, limited liability company, partnership, limited partnership, joint venture or other company, person or other entity.

          3.3.       Capital Structure. The issued and outstanding capital stock of Organic Region consists of 1,000 ordinary shares. Except as set forth above, no shares of capital stock or other voting securities of Organic Region are issued, reserved for issuance or outstanding. Organic Region is the sole record and beneficial owner of all of the issued and outstanding capital stock of each of its subsidiaries. All outstanding shares of the capital stock of the Organic Region Companies are validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable corporate Laws, the Organic Region Companies’ charter documents, or any Contract to which the Organic Region Companies are a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of the Organic Region Companies having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of capital stock of the Organic Region Companies may vote (“Voting Organic Region Debt”). As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Organic Region Companies are a party or by which any of them is bound (a) obligating the Organic Region Companies to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Organic Region Companies or any Voting Organic Region Debt, (b) obligating the Organic Region Companies to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of the Organic Region Companies. As of the date of this Agreement, there are not any outstanding contractual obligations of Organic Region to repurchase, redeem or otherwise acquire any shares of capital stock of Organic Region.

          3.4.       Authority; Execution and Delivery; Enforceability. Each of the Organic Region Companies has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by the Organic Region Companies of this Agreement and the consummation by the Organic Region Companies of the Transactions have been duly authorized and approved by the Board of Directors of each of the Organic Region Companies and no other corporate proceedings on the part of the Organic Region Companies are necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will be enforceable against the Organic Region Companies in accordance with its terms.

          3.5.       No Conflicts; Consents.

                       (a)          The execution and delivery by each of the Organic Region Companies of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Organic Region Companies under, any provision of (i) the Organic Region Companies’ charter documents, (ii) any Contract to which the Organic Region Companies are a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.5(b), any material judgment, order or decree or material Law applicable to the Organic Region Companies or their respective properties or assets, including without limitation, the Organic Region Stock, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have an Organic Region Material Adverse Effect.

                       (b)          Except as set forth in the Organic Region Disclosure Letter and for required filings with the SEC and applicable “Blue Sky” or state securities commissions, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Organic Region Companies in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

          3.6.       Taxes.

                       (a)          Each of the Organic Region Companies has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have an Organic Region Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have an Organic Region Material Adverse Effect. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Organic Region Companies know of no basis for any such claim.

                         (b)          The Organic Region Financial Statements reflect an adequate reserve for all Taxes payable by the Organic Region Companies (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Organic Region Companies, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have an Organic Region Material Adverse Effect.

          3.7.       Benefit Plans.

                       (a)          Except as set forth in the Organic Region Disclosure Letter, the Organic Region Companies do not have or maintain any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Organic Region Companies (collectively, “Organic Region Benefit Plans”). As of the date of this Agreement, there are not any severance or termination agreements or arrangements between the Organic Region Companies and any current or former employee, officer or director of the Organic Region Companies, nor do the Organic Region Companies have any general severance plan or policy.

                       (b)          Since December 31, 2007, there has not been any adoption or amendment in any material respect by the Organic Region Companies of any Organic Region Benefit Plan.

          3.8.       Litigation. There is no Action against or affecting the Organic Region Companies or any of their respective properties which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in an Organic Region Material Adverse Effect. Neither the Organic Region Companies, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under central or provincial securities laws or a claim of breach of fiduciary duty.

          3.9.       Compliance with Applicable Laws. The Organic Region Companies are in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have an Organic Region Material Adverse Effect. None of the Organic Region Companies has received any written communication during the past two years from a Governmental Entity that alleges that it is not in compliance in any material respect with any applicable Law. This Section 3.9 does not relate to matters with respect to Taxes, which are the subject of Section 3.6.

          3.10.     Brokers; Schedule of Fees and Expenses. Except as disclosed in the Organic Region Disclosure Letter, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Organic Region Companies.

          3.11.     Contracts. Except as disclosed in the Organic Region Disclosure Letter, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Organic Region Companies taken as a whole. None of the Organic Region Companies are in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which they are a party or by which they or any of their properties or assets are bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in an Organic Region Material Adverse Effect.

          3.12.     Title to Properties. Except as set forth in the Organic Region Disclosure Letter, none of the Organic Region Companies owns any real property. The Organic Region Companies have sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which the Organic Region Companies have leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of the Organic Region Companies to conduct business as currently conducted.

          3.13.     Intellectual Property. The Organic Region Companies own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights which are material to the conduct of the business of the Organic Region Companies taken as a whole, a description of which is set forth in the Organic Region Disclosure Letter. There are no claims pending or, to the knowledge of the Organic Region Companies, threatened that the Organic Region Companies are infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the best knowledge of the Organic Region Companies, no person is infringing the rights of the Organic Region Companies with respect to any Intellectual Property Right.

          3.14.     Labor Matters. There are no collective bargaining or other labor union agreements to which the Organic Region Companies is a party or by which any of them is bound. No material labor dispute exists or, to the best knowledge of the Organic Region Companies, is imminent with respect to any of the employees of the Organic Region Companies.

          3.15.     Insurance. Except as set forth in the Organic Region Disclosure Letter, the Organic Region Companies are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Organic Region Companies are engaged and in the geographic areas where they engage in such businesses. The Organic Region Companies have no reason to believe that they will not be able to renew their existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with market for the Organic Region Companies respective lines of business.

          3.16.     Foreign Corrupt Practices. None of the Organic Region Companies, nor, to the Organic Region Companies’ best knowledge, any director, officer, agent, employee or other person acting on behalf of any of the Organic Region Companies has, in the course of its actions for, or on behalf of, any of the Organic Region Companies (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

          3.17.     Financial Statements; Liabilities.

                       (a)          Organic Region has delivered to HCP its audited consolidated financial statements for the fiscal years ended December 31, 2007 and 2006 and its unaudited consolidated financial statements for the nine months ended September 30, 2008 and September 30, 2007 (collectively, the “Organic Region Financial Statements”) The Organic Region Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated. The Organic Region Financial Statements fairly present in all material respects the financial condition and operating results of the Organic Region Companies, as of the dates, and for the periods, indicated therein.

                       (b)          Organic Region does not have any material liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to November 30, 2008 and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Organic Region Financial Statements, which, in both cases, individually and in the aggregate, would not be reasonably expected to result in an Organic Region Material Adverse Effect.

          3.18.     Transactions with Affiliates and Employees. Except as set forth in the Organic Region Disclosure Letter, none of the officers or directors of Organic Region and, to the knowledge of Organic Region, none of the employees of Organic Region is presently a party to any transaction with Organic Region (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Organic Region, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

          3.19.     Internal Accounting Controls. The Organic Region Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Each of the Organic Region Companies has established disclosure controls and procedures for its company and designed such disclosure controls and procedures to ensure that material information relating to the Organic Region Companies are made known to the officers by others within those entities. The officers of Organic Region have evaluated the effectiveness of the Organic Region Companies’ controls and procedures. Since December 31, 2007, there have been no significant changes in Organic Region’s internal controls or, to Organic Region’s best knowledge, in other factors that could significantly affect the Organic Region Companies’ internal controls.

          3.20.     Solvency. Based on the financial condition of the Organic Region Companies as of the Closing Date (and assuming that the Closing shall have occurred), (a) Organic Region’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of Organic Region’s existing debts and other liabilities (including known contingent liabilities) as they mature, (b) Organic Region’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by Organic Region, and projected capital requirements and capital availability thereof, and (c) the current cash flow of Organic Region, together with the proceeds Organic Region would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. Organic Region does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

          3.21.     Application of Takeover Protections. Organic Region has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Organic Region Constituent Instruments or the laws of its jurisdiction of organization that is or could become applicable to the Shareholders as a result of the Shareholders and Organic Region fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of Shares hereunder and the Shareholders’ ownership of such Shares.

          3.22.     Investment Company. Each of the Organic Region Companies is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

          3.23.     Absence of Certain Changes or Events. Except as disclosed in the Organic Region Financial Statements or the Organic Region Disclosure Letter, from January 1, 2008 to the date of this Agreement, the Organic Region Companies have conducted their business only in the ordinary course, and during such period that has not been:

                      (a)          any change in the assets, liabilities, financial condition or operating results of the Organic Region Companies, except changes in the ordinary course of business that have not caused, in the aggregate, an Organic Region Material Adverse Effect;

                      (b)          any damage, destruction or loss, whether or not covered by insurance, that would have an Organic Region Material Adverse Effect;

                      (c)          any waiver or compromise by any of the Organic Region Companies of a valuable right or of a material debt owed to it;

                      (d)          any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by any of the Organic Region Companies, except in the ordinary course of business and the satisfaction or discharge of which would not have an Organic Region Material Adverse Effect;

                      (e)          any material change to a material Contract by which any of the Organic Region Companies or any of their respective assets is bound or subject;

                      (f)          any mortgage, pledge, transfer of a security interest in, or lien, created by any of the Organic Region Companies, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair any of the Organic Region Companies’ ownership or use of such property or assets;

                      (g)          any loans or guarantees made by any of the Organic Region Companies to or for the benefit of its employees, officers or directors, or any members of their immediate families, or any loans or advances to any persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivision other than travel advances and other advances made in the ordinary course of its business;

                      (h)          any alteration of the Organic Region Companies’ method of accounting or the identity of its auditors;

                      (i)          any declaration or payment of dividend or distribution of cash or other property to the Shareholders or any purchase, redemption or agreements to purchase or redeem any Organic Region Stock;

                      (j)          any issuance, sale, disposition or encumbrance of equity securities to any officer, director or affiliate, except pursuant to existing Organic Region Stock option plans, or any change in their outstanding shares of capital stock or their capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise; or

                      (k)          any arrangement or commitment by any of the Organic Region Companies to do any of the things described in this Section 3.23

          3.24.     Disclosure. Each of the Organic Region Companies confirms that neither it nor any person acting on its behalf has provided the Shareholders or their agents or counsel with any information that it believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by HCP under a current report on Form 8-K filed within four business days after the Closing. The Organic Region Companies understand and confirm that the Shareholders will rely on the foregoing representations and covenants in effecting transactions in securities of Organic Region. All disclosure provided to the Shareholders regarding the Organic Region Companies, their business and the Transactions, furnished by or on behalf of the Organic Region Companies (including the Organic Region Companies’ representations and warranties set forth in this Agreement) is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          3.25.     Information Supplied. None of the information supplied or to be supplied by the Organic Region Companies for inclusion or incorporation by reference in the 14f-1 Notice, at the date it is first mailed to HCP’s stockholders, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          3.26.     No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to any of the Organic Region Companies, or their respective businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by the Organic Region Companies under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by Organic Region of its Organic Region Stock and which has not been publicly announced. All debts, obligations or liabilities with respect to directors and officers of the Organic Region Companies will be cancelled prior to the Closing.

          3.27.     No Additional Agreements. None of the Organic Region Companies has any agreement or understanding with the Shareholders with respect to the Transactions other than as specified in this Agreement.

ARTICLE IV
Representations and Warranties of HCP

          HCP represents and warrants as follows to the Shareholders and Organic Region.

          4.1.       Organization, Standing and Power. HCP is duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on HCP, a material adverse effect on the ability of HCP to perform its obligations under this Agreement or on the ability of HCP to consummate the Transactions (a “HCP Material Adverse Effect”). HCP is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary and where the failure to so qualify would reasonably be expected to have a HCP Material Adverse Effect. HCP has delivered to Organic Region true and complete copies of the HCP Charter and the HCP Bylaws.

          4.2.       Subsidiaries; Equity Interests. HCP does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

          4.3.       Capital Structure. The authorized capital stock of HCP consists of 780,000,000 shares of common stock, $0.001 par value, and 20,000,000 shares of undesignated preferred stock, $0.001 par value. As of the date hereof (a) 3,332,595 shares of HCP’s common stock are issued and outstanding, (b) no shares of preferred stock are issued and outstanding, and (c) no shares of HCP’s common stock or preferred stock are held by HCP in its treasury. No shares of capital stock or other voting securities of HCP were issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of HCP are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Nevada corporation law, the HCP Charter, the HCP Bylaws or any Contract to which HCP is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of HCP having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of HCP’s common stock may vote (“Voting HCP Debt”). As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which HCP is a party or by which it is bound (a) obligating HCP to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, HCP or any Voting HCP Debt, (b) obligating HCP to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of HCP. As of the date of this Agreement, there are not any outstanding contractual obligations of HCP to repurchase, redeem or otherwise acquire any shares of capital stock of HCP. HCP is not a party to any agreement granting any securityholder of HCP the right to cause HCP to register shares of the capital stock or other securities of HCP held by such securityholder under the Securities Act.

          4.4.       Authority; Execution and Delivery; Enforceability. The execution and delivery by HCP of this Agreement and the consummation by HCP of the Transactions have been duly authorized and approved by the Board of Directors of HCP and no other corporate proceedings on the part of HCP are necessary to authorize this Agreement and the Transactions. This Agreement constitutes a legal, valid and binding obligation of HCP, enforceable against HCP in accordance with the terms hereof.

          4.5.       No Conflicts; Consents.

                      (a)          The execution and delivery by HCP of this Agreement does not, and the consummation of Transactions and compliance with the terms hereof will not, contravene, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of HCP under, any provision of (i) the HCP Charter or HCP Bylaws, (ii) any material Contract to which HCP is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.5(b), any material order or material Law applicable to HCP or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a HCP Material Adverse Effect.

                      (b)          No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to HCP in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than the filing with the SEC of the 14f-1 Notice and filings under state “blue sky” laws, as may be required in connection with this Agreement and the Transactions.

          4.6.       SEC Documents; Undisclosed Liabilities.

                      (a)          HCP has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC since June 30, 2008, pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act (the “SEC Reports”).

                      (b)          As of its respective filing date, each SEC Report complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Report. Except to the extent that information contained in any SEC Report has been revised or superseded by a later SEC Report, none of the SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of HCP included in the SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with the U.S. generally accepted accounting principles (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of HCP and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

                      (c)          As of the date hereof, HCP has total outstanding liabilities of $0. Further, HCP has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by U.S. generally accepted accounting principles to be set forth on a balance sheet of HCP or in the notes thereto.

          4.7.       Taxes.

                      (a)          HCP has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a HCP Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, has been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a HCP Material Adverse Effect.

                      (b)          The most recent financial statements contained in the SEC Reports reflect an adequate reserve for all Taxes payable by HCP (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against HCP, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a HCP Material Adverse Effect.

                      (c)          There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of HCP. HCP is not bound by any agreement with respect to Taxes.

          4.8.       Absence of Changes in Benefit Plans. From the date of the most recent audited financial statements of HCP (the “HCP Financial Statements”) to the date of this Agreement, there has not been any adoption or amendment in any material respect by HCP of any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of HCP. As of the date of this Agreement, there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between HCP and any current or former employee, officer or director of HCP, nor does HCP have any general severance plan or policy.

          4.9.       ERISA Compliance; Excess Parachute Payments. Except for an employee pension benefit plan that was liquidated in 2004, HCP does not, and since its inception never has, maintained or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other HCP Benefit Plan for the benefit of any current or former employees, consultants, officers or directors of HCP.

          4.10.     Litigation. Except as disclosed in the SEC Reports, there is no Action against or affecting HCP or any of its respective properties which (a) adversely affects or challenges the legality, validity or enforceability of either of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a HCP Material Adverse Effect. Neither HCP, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

          4.11.     Compliance with Applicable Laws. Except as disclosed in the SEC Reports HCP is in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a HCP Material Adverse Effect. HCP has not received any written communication during the past two years from a Governmental Entity that alleges that it is not in compliance in any material respect with any applicable Law. HCP is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance could not have or reasonably be expected to result in a HCP Material Adverse Effect. This Section 4.11 does not relate to matters with respect to Taxes, which are the subject of Section 4.7.

          4.12.     Contracts. Except as disclosed in the SEC Reports, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of HCP taken as a whole. HCP is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a HCP Material Adverse Effect.

          4.13.     Title to Properties. HCP has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which HCP has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of HCP to conduct business as currently conducted. HCP has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. HCP enjoys peaceful and undisturbed possession under all such material leases.

          4.14.     Intellectual Property. HCP does not own, nor is validly licensed nor otherwise has the right to use, any Intellectual Property Rights. No claims are pending or, to the knowledge of HCP, threatened that HCP is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.

          4.15.     Labor Matters. There are no collective bargaining or other labor union agreements to which HCP is a party or by which it is bound. No material labor dispute exists or, to the knowledge of HCP, is imminent with respect to any of the employees of HCP.

          4.16.     Foreign Corrupt Practices. Neither HCP, nor to HCP’s knowledge, any director, officer, agent, employee or other person acting on behalf of HCP has, in the course of its actions for, or on behalf of, HCP (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

          4.17.     Market Makers. HCP has at least two market makers for its common shares and such market makers have obtained all permits and made all filings necessary in order for such market makers to continue as market makers of HCP.

          4.18.     Transactions With Affiliates and Employees. Except as set forth in the SEC Reports, none of the officers or directors of HCP and, to the knowledge of HCP, none of the employees of HCP is presently a party to any transaction with HCP (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of HCP, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

          4.19.     Internal Accounting Controls. HCP maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. HCP has established disclosure controls and procedures for HCP and designed such disclosure controls and procedures to ensure that material information relating to HCP is made known to the officers by others within those entities. HCP’s officers have evaluated the effectiveness of HCP’s controls and procedures. Since December 31, 2007, there have been no significant changes in HCP’s internal controls or, to HCP’s knowledge, in other factors that could significantly affect HCP’s internal controls.

          4.20.     Solvency. Based on the financial condition of HCP as of the Closing Date (and assuming that the Closing shall have occurred), (a) HCP’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of t HCP’s existing debts and other liabilities (including known contingent liabilities) as they mature, (b) HCP’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by HCP, and projected capital requirements and capital availability thereof, and (c) the current cash flow of HCP, together with the proceeds HCP would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. HCP does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

          4.21.     Application of Takeover Protections. HCP has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under HCP’s charter documents or the laws of its state of incorporation that is or could become applicable to the Shareholders as a result of the Shareholders and HCP fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Shareholders’ ownership of the Shares.

          4.22.     Investment Company. HCP is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

          4.23.     Absence of Certain Changes or Events. From the date of the HCP Financial Statements to the date of this Agreement, HCP has conducted its business only in the ordinary course, and during such period there has not been:

                      (a)          any change in the assets, liabilities, financial condition or operating results of HCP from that reflected in the HCP Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a HCP Material Adverse Effect;

                      (b)          any damage, destruction or loss, whether or not covered by insurance, that would have a HCP Material Adverse Effect;

                      (c)          any waiver or compromise by HCP of a valuable right or of a material debt owed to it;

                      (d)          any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by HCP, except in the ordinary course of business and the satisfaction or discharge of which would not have a HCP Material Adverse Effect;

                      (e)          any material change to a material Contract by which HCP or any of its assets is bound or subject;

                      (f)          any material change in any compensation arrangement or agreement with any employee, officer, director or shareholder;

                      (g)          any resignation or termination of employment of any officer of HCP;

                      (h)          any mortgage, pledge, transfer of a security interest in or lien created by HCP with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and that do not materially impair HCP’s ownership or use of such property or assets;

                      (i)          any loans or guarantees made by HCP to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

                      (j)          any declaration, setting aside or payment or other distribution in respect of any of HCP’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by HCP;

                      (k)          any alteration of HCP’s method of accounting or the identity of its auditors;

                      (l)          any issuance of equity securities to any officer, director or affiliate, except pursuant to existing HCP Stock option plans; or

                      (m)          any arrangement or commitment by HCP to do any of the things described in this Section 4.23.

          4.24.     Disclosure. HCP confirms that neither it nor any person acting on its behalf has provided the Shareholders or their respective agents or counsel with any information that HCP believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by HCP under a current report on Form 8-K filed within four business days after the Closing. HCP understands and confirms that the Shareholders will rely on the foregoing representations and covenants in effecting transactions in securities of HCP. All disclosure provided to the Shareholders regarding HCP, its business and the transactions contemplated hereby, furnished by or on behalf of HCP (including HCP’s representations and warranties set forth in this Agreement) are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          4.25.     Information Supplied. None of the information supplied or to be supplied by HCP for inclusion or incorporation by reference in the 14f-1 Notice will, at the date it is first mailed to HCP’s shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          4.26.     Certain Registration Matters. HCP has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of HCP registered with the SEC or any other governmental authority that have not been satisfied.

          4.27.     Listing and Maintenance Requirements. HCP is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of the HCP Stock on the trading market on which the HCP Stock is currently listed or quoted. The issuance and sale of the Shares under this Agreement does not contravene the rules and regulations of the trading market on which the HCP Stock are currently listed or quoted, and no approval of the stockholders of HCP is required for HCP to issue and deliver to the Shareholders the Shares contemplated by this Agreement.

          4.28.     No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to HCP, or its businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by HCP under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by HCP of its common stock and which has not been publicly announced.

          4.29.     No Additional Agreements. HCP does not have any agreements or understandings with the Shareholders with respect to the Transactions other than as specified in this Agreement.

ARTICLE V
Conditions to Closing

          5.1.       HCP Conditions Precedent. The obligations of the Shareholders and Organic Region to enter into and complete the Closing are subject, at the option of the Shareholders and Organic Region, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Shareholders and Organic Region in writing:

                      (a)          Representations and Covenants. The representations and warranties of HCP contained in this Agreement shall be true in all material respects, on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date. HCP shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. HCP shall have delivered to the Shareholders and Organic Region a certificate, dated the Closing Date, to the foregoing effect.

                      (b)          Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of Organic Region or Shareholders, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of HCP.

                      (c)          Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by HCP for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated by this Agreement shall have been obtained and made by HCP, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a HCP Material Adverse Effect.

                      (d)          No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since November 30, 2008 which has had or is reasonably likely to cause a HCP Material Adverse Effect.

                      (e)          Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of HCP, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to Organic Region and the Shareholders.

                      (f)          Satisfactory Completion of Due Diligence. Organic Region and the Shareholders shall have completed its legal, accounting and business due diligence of HCP and the results thereof shall be satisfactory to Organic Region and the Shareholders in their sole and absolute discretion.

                      (g)          SEC Reports. HCP shall have filed all reports and other documents required to be filed by it under the U.S. federal securities laws through the Closing Date.

                      (h)          OTCBB Quotation. HCP shall have maintained its status as a company whose common stock is quoted on the Over-the-Counter Bulletin Board and no reason shall exist as to why such status shall not continue immediately following the Closing.

                      (i)          No Suspensions of Trading in HCP Stock; Listing. Trading in the HCP Stock shall not have been suspended by the SEC or any trading market (except for any suspensions of trading of not more than one trading day solely to permit dissemination of material information regarding HCP) at any time since the date of execution of this Agreement, and the HCP Stock shall have been at all times since such date listed for trading on a trading market.

                      (j)          Secretary’s Certificate. HCP shall have delivered to Organic Region a certificate, signed by its Secretary or Assistant Secretary, certifying that the attached copies of the HCP Charter, HCP Bylaws and resolutions of its Board of Directors approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

                      (k)          Good Standing Certificate. HCP shall have delivered to Organic Region a certificate of good standing of HCP dated within five (5) business days of Closing issued by the Secretary of State of Nevada.

                      (l)          Resignations and Appointments. HCP shall have delivered to Organic Region letters of resignation from (i) Michael Friess, resigning from his position as a director of HCP and from all offices held by him effective as of the Closing and (ii) David Lilja, resigning from all offices held by him effective as of the Closing and from his position as a director of HCP that will automatically become effective upon the tenth (10th) day following the mailing of the 14f-1 Notice by HCP to its stockholders and evidence of the election of (x) the person identified by Organic Region as a director effective as of the Closing, (y) such other directors as Organic Region may designate effective upon the resignation of David Lilja on the tenth (10th) day following the mailing of the 14f-1 Notice and (z) the officers designated by Organic Region effective as of the Closing.

                      (m)          Lien Searches. HCP shall have delivered to Organic Region the results of UCC, judgment lien and tax lien searches with respect to HCP, the results of which indicated no liens on the assets of HCP.

                      (n)          Release. The current directors and officers of HCP and Michael Friess and Sanford Schwartz (the “HCP Stockholders”) shall have executed and delivered a release in favor of HCP, the Organic Region Companies and the Shareholders, in form and substance satisfactory to the Organic Region Companies and the Shareholders.

                      (o)          Indemnification Agreement. The HCP Stockholders shall have executed and delivered an indemnification agreement in favor of HCP, the Organic Region Companies and the Shareholders, in form and substance satisfactory to the Organic Region Companies and the Shareholders.

                      (p)          Liabilities. HCP shall have delivered to Organic Region and the Shareholders such pay-off letters and releases, relating to any outstanding liabilities as they shall have requested, and such pay-off letters shall be in a form and substance satisfactory to Organic Region and the Shareholders; and to the extent that any such liabilities are assigned and assumed by the HCP Stockholders or any third party, such assignment and assumption agreement in a form and substance satisfactory to Organic Region and the Shareholders.

                      (q)          Issuance of Stock Certificates. At or within 5 business days following the Closing, HCP shall deliver to each Shareholder a certificate representing the new shares of HCP Stock issued to such Shareholder in accordance with Annex B.

                      (s)          Piggyback Registration Rights Agreement. HCP shall have entered into a Piggyback Registration Rights Agreement with the HCP Stockholders substantially in the form attached hereto as Exhibit A.

          5.2.       Organic Region and Shareholders Conditions Precedent. The obligations of HCP to enter into and complete the Closing is subject, at the option of HCP, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by HCP in writing.

                      (a)          Representations and Covenants. The representations and warranties of Organic Region and the Shareholders contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Organic Region and the Shareholders shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Organic Region and the Shareholders on or prior to the Closing Date. Each of Organic Region and the Shareholders shall have delivered to HCP a certificate, dated the Closing Date, to the foregoing effect.

                      (b)          Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of HCP, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Organic Region and the Shareholders.

                      (c)          Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Shareholders or Organic Region for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated by this Agreement, shall have been obtained and made by the Shareholders or Organic Region, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have an Organic Region Material Adverse Effect.

                      (d)          No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the Organic Region Financial Statements which has had or is reasonably likely to cause an Organic Region Material Adverse Effect.

                      (e)          Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of HCP, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to Organic Region and the Shareholders.

                      (f)          Satisfactory Completion of Due Diligence. HCP shall have completed its legal, accounting and business due diligence of Organic Region and the Shareholders and the results thereof shall be satisfactory to HCP in its sole and absolute discretion.

                      (g)          Organic Region Officer’s Certificate. Organic Region shall have delivered to HCP a certificate, signed by its authorized officer, certifying that the attached copies of the Organic Region Constituent Instruments and resolutions of the Board of Directors of Organic Region approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

                      (h)          Delivery of Audit Report and Financial Statements. Organic Region shall have completed the Organic Region Financial Statements and shall have received an audit report from an independent audit firm that is registered with the Public Company Accounting Oversight Board. The form and substance of the Organic Region Financial Statements shall be satisfactory to HCP in its sole and absolute discretion.

                      (i)          Audited Financial Statements and Form 10 Disclosure. Organic Region shall have provided HCP with reasonable assurances that HCP will be able to comply with its obligation to file a current report on Form 8-K within four (4) business days following the Closing containing the requisite financial statements of the Organic Region Companies and the requisite Form 10-type disclosure regarding the Organic Region Companies.

                      (j)          Delivery of PRC Legal Opinion. Organic Region, the Shareholders and HCP shall have received an opinion from Organic Region’ legal counsel in the People’s Republic of China addressed to the Organic Region Companies, the Shareholders and HCP, confirming the legality under Chinese laws of the restructuring being effected by the Organic Region Companies in connection with the Transactions and the enforceability of this Agreement and that is otherwise satisfactory to the Organic Region Companies, the Shareholders and HCP.

                      (k)          Share Transfer Documents. The Shareholders shall have delivered to HCP certificate(s) representing its Organic Region Stock, accompanied by a duly executed instrument of transfer for transfer by the Shareholders of its Organic Region Stock to HCP.

ARTICLE VI
Covenants

          6.1.       Preparation of the 14f-1 Notice; Blue Sky Laws.

                      (a)          As soon as possible following the date of this Agreement, and in any event, within four (4) business days hereafter, Organic Region and HCP shall prepare and file with the SEC the 14f-1 Notice in connection with the consummation of this Agreement. HCP shall cause the 14f-1 Notice to be mailed to its stockholders as promptly as practicable thereafter.

                      (b)          HCP shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the HCP Stock in connection with this Agreement.

          6.2.       Public Announcements. HCP and Organic Region will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

          6.3.       Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

          6.4.       Continued Efforts. Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

          6.5.       Exclusivity. Neither HCP nor Organic Region shall (a) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities of HCP or Organic Region (as applicable), or any assets of HCP or Organic Region (as applicable) (including any acquisition structured as a merger, consolidation, share exchange or other business combination), (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing, or (c) take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby. Each shall notify the other immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

          6.6.       Filing of 8-K. HCP shall file, within four (4) business days of the date of this Agreement and of the Closing Date, a current report on Form 8-K and attach as exhibits all relevant agreements with the SEC disclosing the terms of this Agreement and other requisite disclosure regarding the Transactions and including the requisite audited consolidated financial statements of Organic Region and the requisite Form 10 disclosure regarding the Organic Region Companies.

          6.7.       Furnishing of Information. As long as the Shareholders own the Shares, HCP covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by HCP after the date hereof pursuant to the Exchange Act. As long as the

Shareholders own the Shares, if HCP is not required to file reports pursuant to such laws, it will prepare and furnish to the Shareholders and make publicly available in accordance with Rule 144(c) promulgated by the SEC pursuant to the Securities Act, such information as is required for the Shareholders to sell Shares under Rule 144. HCP further covenants that it will take such further action as the Shareholder or any subsequent holder of the Shares may reasonably request, all to the extent required from time to time to enable such person to sell Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

          6.8.       Access. Each of HCP and the Organic Region Companies shall permit representatives of any other parties to have full access to all premises, properties, personnel, books, records, contracts, and documents of or pertaining to such party.

          6.9.       Preservation of Business. From the date of this Agreement until the Closing Date, each of Organic Region and HCP shall, except as otherwise permitted by the terms of this Agreement, operate only in the ordinary and usual course of business consistent with its past practices and shall use reasonable commercial efforts to (a) preserve intact its business organization, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other Persons material to the operation of its business, and (c) not permit any action or omission that would cause any of its representations or warranties contained herein to become inaccurate or any of its covenants to be breached in any material respect.

          6.10.     Redemption Agreement and Convertible Promissory Notes. Immediately following the Closing, HCP shall redeem an aggregate of 1,666,298 shares of HCP’s common stock from the HCP Stockholders, pursuant to a redemption agreement to be entered into among HCP and the HCP Stockholders, substantially in the form attached hereto as Exhibit B (the “Redemption Agreement”), in exchange for an aggregate of $500,000 payable by delivery of a convertible promissory note to each HCP Stockholder, substantially in the form attached hereto as Exhibit C.

ARTICLE VII
Miscellaneous

          7.1.       Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to HCP, to:

5353 Manhattan Circle
Suite 101
Boulder, Colorado 80303
Attention: Michael Friess
Facsimile: +1 303-499-6666

If to any Organic Region Company, to:

6F No.947,Qiao Xing Road
Shi Qiao Town, Pan Yu District
Guangzhou, China
Attention: Anson Ming
Facsimile: +86 20-84890227

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP
50 Fremont Street
San Francisco, CA 94105-2228
Attention: Scott C. Kline, Esq.
Facsimile: +1 415.983.1200

If to the Shareholders, to the address set forth in Annex B.

          7.2.       Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by the Parties. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

          7.3.       Termination.

                      (a)          The Parties may terminate this Agreement as provided below:

(i) The Parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

           (ii)        HCP may terminate this Agreement by giving written notice to Organic Region and the Shareholders at any time prior to the Closing (A) in the event any of Organic Region or any Shareholder has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, HCP has notified Organic Region and/or the Shareholder of the breach, and the breach has continued without cure for a period of twenty (20) days after the notice of breach; or (B) if the Closing shall not have occurred on or before March 31, 2009 by reason of the failure of any condition precedent under Section 5.2 hereof (unless the failure results primarily from HCP itself breaching any representation, warranty, or covenant contained in this Agreement); and

          (iii)       Organic Region may terminate this Agreement by giving written notice to HCP and the Shareholders at any time prior to the Closing (A) in the event HCP has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Organic Region has notified HCP of the breach, and the breach has continued without cure for a period of twenty (20) days after the notice of breach; or (B) if the Closing shall not have occurred on or before March 31, 2009 by reason of the failure of any condition precedent under Section 5.1 hereof (unless the failure results primarily from Organic Region or the Shareholders’ breaching any representation, warranty, or covenant contained in this Agreement).

                      (b)          If any party terminates this Agreement pursuant to Section 7.3(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

          7.4.       Replacement of Securities. If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, HCP shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to HCP of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares. If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, HCP may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

          7.5.       Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each Party hereto will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

          7.6.       Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

          7.7.       Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

          7.8.       Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

          7.9.       Entire Agreement; Third Party Beneficiaries. This Agreement, taken together with the Organic Region Disclosure Letter, (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

          7.10.     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Nevada are mandatorily applicable to the Transactions.

          7.11.     Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

[HCP Signature Page]

          IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

HENRY COUNTY PLYWOOD CORPORATION

By:	/s/ Michael Friess

Name: Michael Friess
Title: President

[Organic Region Companies Signature Page]

          IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

ORGANIC REGION GROUP LIMITED

By:	/s/

Title:

FUJI SUNRISE INTERNATIONAL ENTERPRISES LIMITED

By:	/s/

Name:
Title:

SOUTHERN INTERNATIONAL DEVELOP LIMITED

By:	/s/

Name:
Title:

HK ORGANIC REGION LIMITED

By:	/s/

Name:
Title:

ZHUHAI ORGANIC REGION MODERN AGRICULTURE LTD.

By:	/s/

Name:
Title:

GUANGZHOU ORGANIC REGION AGRICULTURE LTD.

By:	/s/

Name:
Title:

[Shareholders’ Signature Page]

          IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

LOGO INTERNATIONAL HOLDINGS LIMITED

By:	/s/

Name:
Title:

GRAND WILL INVESTMENT GROUP LIMITED

By:	/s/

Name:
Title:

GOOD JOY INTERNATIONAL GROUP INVESTMENT LIMITED

By:	/s/

Name:
Title:

ALPHA FORTUNE GLOBAL DEVELOP LIMITED

By:	/s/

Name:
Title:

LONG RICH GLOBAL INVEST LIMITED

By:	/s/

Name:
Title:

MULTI BILLION INVESTMENT DEVELOPMENT LIMITED

By:	/s/

Name:
Title:

WELLDONE INVESTMENT DEVELOPMENT LIMITED

By:	/s/

Name:
Title:

ANNEX A

Definitions

          “Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

          “Agreement” has the meaning set forth in the Preamble of this Agreement.

          “Closing” has the meaning set forth in Section 1.2 of this Agreement.

          “Closing Date” has the meaning set forth in Section 1.2 of this Agreement.

          “Consent” means any material consent, approval, license, permit, order or authorization.

          “Contract” means any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

          “Fuji Sunrise” has the meaning set forth in the Preamble of this Agreement.

          “HCP” has the meaning set forth in the Preamble of this Agreement.

          “HCP Bylaws” means the Bylaws of HCP, as amended to the date of this Agreement.

          “HCP Charter” means the Articles of Incorporation of HCP, as amended to the date of this Agreement.

          “HCP Financial Statements” has the meaning set forth in the Section 4.8 of this Agreement.

          “HCP Material Adverse Effect” has the meaning set forth in the Section 4.1 of this Agreement.

          “HCP Stock” has the meaning set forth in the Background Section of this Agreement.

          “HCP Stockholders” has the meaning set forth in Section 5.1(n) of this Agreement.

          “HK Organic” has the meaning set forth in the Preamble of this Agreement.

          “Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

          “Guangzhou Organic” has the meaning set forth in the Preamble of this Agreement.

          “Intellectual Property Right” means any patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right, copyright and other proprietary intellectual property right and computer program.

          “Law” means any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, or decree.

          “Lien” means any lien, security interest, pledge, equity and claim of any kind, voting trust, Shareholder agreement and other encumbrance.

          “Organic Region” has the meaning set forth in the Preamble of this Agreement.

          “Organic Region Benefit Plans” has the meaning set forth in Section 3.7 of this Agreement.

          “Organic Region Companies” has the meaning set forth in Article III of this Agreement.

          “Organic Region Constituent Instruments” means the memorandum and articles of association of Organic Region and such other constituent instruments of Organic Region as may exist, each as amended to the date of this Agreement.

          “Organic Region Disclosure Letter” means the letter delivered from Organic Region to HCP concurrently herewith.

          “Organic Region Financial Statements” has the meaning set forth in Section 3.17 of this Agreement.

          “Organic Region Material Adverse Effect” has the meaning set forth in Section 3.1 of this Agreement.

          “Organic Region Stock” has the meaning set forth in the Background Section of this Agreement.

          “Organic Region Subsidiaries” has the meaning set forth in the Preamble of this Agreement.

          “Party” has the meaning set forth in the Preamble of this Agreement.

          “PRC” means the People’s Republic of China, not including Taiwan, Hong Kong and Macau.

          “Redemption Agreement” has the meaning set forth in Section 6.10 of this Agreement.

          “SEC” means the Securities and Exchange Commission.

          “SEC Reports” has the meaning set forth in Section 4.6 of this Agreement.

          “Securities Act” means the Securities Act of 1933, as amended.

          “Shares” has the meaning set forth in the Background Section of this Agreement.

          “Shareholders” has the meaning set forth in the Preamble of this Agreement.

          “Southern International” has the meaning set forth in the Preamble of this Agreement.

          “Taxes” means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

          “Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

          “Transactions” has the meaning set forth in Section 1.2 of this Agreement.

          “Transaction Documents” means this Agreement and any other documents or agreements executed in connection with the Transactions.

          “Voting HCP Debt” has the meaning set forth in Section 4.3 of this Agreement.

          “Voting Organic Region Debt” has the meaning set forth in Section 3.3 of this Agreement.

          “Zhuhai Organic” has the meaning set forth in the Preamble of this Agreement.

ANNEX B

Shares of Shareholders

No.	Name and Address of Shareholder	Tax ID (if applicable)	Number of Shares of Organic Region Stock Being Exchanged	Percentage of Total Organic Region Stock Represented By HCP Stock Being Exchanged	Number of Shares of HCP Stock to be Received by Shareholder

1	Logo International Holdings Limited Pelm Grove House P.O. Box 438 Road Town, Tortola British Virgin Islands	N/A	375	37.5%	30,618,207

2	Grand Will Investment Group Limited OMC Chambers P.O. Box 3152 Road Town, Tortola British Virgin Islands	N/A	375	37.5%	30,618,207

3	Good Joy International Group Investment Limited Drake Chambers, P.O. Box 3152 Road Town, Tortola British Virgin Islands	N/A	50	5%	4,082,428

4	Alpha Fortune Global Develop Limited Drake Chambers P.O. Box 3321 Road Town, Tortola British Virgin Islands	N/A	50	5%	4,082,428

5	Long Rich Global Invest Limited Drake Chambers P.O. Box 3321 Road Town, Tortola British Virgin Islands	N/A	50	5%	4,082,428

6	Multi Billion Investment Development Limited Drake Chambers P.O. Box 3321 Road Town, Tortola British Virgin Islands	N/A	50	5%	4,082,428

7	Welldone Investment Development Limited Drake Chambers P.O. Box 3321 Road Town, Tortola British Virgin Islands	N/A	50	5%	4,082,428

	TOTAL		1,000	100%	81,648,554